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                                                                    EXHIBIT 99.1

JEFFREY S. SILVERMAN NAMED CHAIRMAN AND CEO, RONALD NASH PRESIDENT OF FINANCIAL PERFORMANCE CORPORATION

       NEW YORK, Jan. 12 /PRNewswire/ -- Financial Performance Corporation (OTC Bulletin Board: FPCX - news) announced today that Jeffrey S. Silverman has been named Chairman and Chief Executive Officer of the company and that Ronald Nash has been named its President. William F. Finley has been named President of FPC Information Corp., a subsidiary of the company, and will continue to serve as the company's Chief Financial Officer.

       The company said that Mr. Silverman and Mr. Nash will work full time in these positions. In lieu of a salary, they have each accepted options to purchase 1 million shares of the company's common stock at $14.50 per share, which was the closing price on January 10, 2000.

       Mr. Silverman, the former Chairman and CEO of PLY GEM Industries, which was listed on the New York Stock Exchange, brings to Financial Performance Corp. a successful history of originating and executing business strategies for a Fortune 500 company. Mr. Nash, the former President of Nash Weiss & Co., a brokerage firm he founded that specialized in market making for Nasdaq companies and was acquired by Quick & Reilly in 1998, brings to the enterprise a knowledge of venture capital, investment banking and strategic planning.

       Mr. Silverman was also the co-Founder and Chairman of the investment firm LTS Capital Partners LLC. During Mr. Silverman's tenure at PLY GEM, the company acquired 14 companies, its annual revenues approached $800 million and its market capitalization increased from $7.5 million to over $500 million. In 1997, he oversaw the sale of the company to Nortek, Inc. Over the course of a 30-year career in business his achievements have included being the youngest member of the New York Stock Exchange and founding, growing and selling a successful cable television company. He currently serves on several boards of directors including those of the Boyar Value Fund Inc., The New York Administrative Committee of Fleet Bank Boston, and the Triarc Companies, Inc.

       Ronald Nash was President and CEO of Network Consulting, Inc., a financial consulting company. Mr. Nash was also a founding partner and board member of Steinberg & Lyman Investment Bankers. Mr. Nash is also a member of Harvard University's Dean's Committee for International Development at the John
F. Kennedy School of Government.

       In November, Mr. Silverman and Mr. Nash purchased an aggregate of 1 million shares of FPC's common stock and received options to purchase an additional 2.5 million shares from Robert S. Trump, a principal shareholder in FPC. In addition, the Board of Directors of the company granted each of them five-year options to purchase 1 million shares of common stock of the company.

       Financial Performance Corporation, through its subsidiary Michaelson Kelbick Partners, Inc., specializes in financial services marketing and communications. The company's customers have included First Union Corporation, Chase Manhattan Bank, BankBoston, The Dime Savings Bank of New York, Fleet Financial Group, The CIT Group and PNC Bank.